Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NextDecade Corporation on Form S-3 of our report dated March 8, 2018, with respect to our audit of the consolidated financial statements of NextDecade Corporation and Subsidiaries as of December 31, 2017 and for the year then ended appearing in the Annual Report on Form 10-K of NextDecade Corporation for the year ended December 31, 2018. We were dismissed as auditors on August 24, 2018 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is part of the Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

December 12, 2019